U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

       Cadim Inc.
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   (Last)                            (First)              (Middle)

       800, Square Victoria, Bureau 4400, Case postale 118
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                                    (Street)

       Montreal, Quebec  H4Z 1B7
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     August 22, 2001
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Prime Group Realty Trust (NYSE: PGE)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

   See Footnote (1)                       See Footnote (1)            See Footnote (1)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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Explanation of Responses:
(1) On August 22, 2001, Cadim Inc. ("Cadim"), Michael W. Reschke ("Reschke"), The Prime Group, Inc. ("PGI"), Primestone
    Investment Partners, L.P. ("Primestone"), Prime Group VI, L.P. ("PLP"), PG/Primestone L.L.C.("PG LLC") and Prime Group
    Limited Partnership ("Prime LP" and together with PGI, Primestone, PLP and Reschke, sometimes referred to as the
    "PGI Parties") executed a Memorandum of Understanding.  By virtue of entering into the Memorandum of Understanding,
    Cadim may be deemed to have formed a group with the PGI Parties for purposes of Rule 13d-5 under the Securities
    Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly may be deemed to share with the PGI Parties beneficial ownership of the equity securities owned by the PGI Parties.  As such, Cadim may be deemed to beneficially own (i) 134,881 common shares of beneficial interest, par value $0.01 per share (the "Common Shares")
    of Prime Group Realty Trust (the "Company") Reschke owns and options to acquire 340,036 Common Shares within 60 days,
    (ii) 256,572 Common Shares and 47,525 common units of limited partner interest of Prime Group Realty, L.P.
    (the "Common Units"), which are exchangeable on a one-for-one basis for Common Shares at any time (or at the
    Company's election, the cash equivalent value) held by PLP, (III) 74,000 Common Shares directly held by Prime
    LP, and (iv) 7,944,893 Common Units held by Primestone.  (or at the Company's election, the cash equivalent value)
    held by PLP, (iii) 74,000 Common Shares directly held by Prime LP, and (iv) 7,944,893 Common Units held by
    Primestone.


   /s/ Richard Dansereau                                 September  4,  2001
-----------------------------------------            --------------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

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